Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2010 EPS of $0.29

COLUMBUS, Ohio--(BUSINESS WIRE)--January 6, 2010--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $448.0 million and net earnings of $23.2 million, or $0.29 per diluted share, for the fiscal 2010 second quarter ended November 30, 2009. The results show significant sequential improvement from the first quarter with increased margins due to higher steel prices, tighter cost controls, improved inventory management and operational efficiencies particularly evident in Steel Processing, the largest of the Company’s business segments. In last year’s second quarter, the Company posted a net loss of $164.7 million, or $2.09 per diluted share.

“We had a very good quarter driven by improved volumes and spreads in Steel Processing and the benefits of our Transformation efforts,” said Chairman and CEO John P. McConnell. “Over the past two years, we have reduced costs, resized our businesses, reduced debt and conserved cash across the Company to produce positive results in a down cycle. Pressure Cylinders had a steady performance driven by good results in North America, where its retail products are performing well. It’s a different story in Europe, where depressed industrial markets are holding back Cylinders’ overall results.” McConnell added, “Volume difficulties continue for our Metal Framing business due to the ongoing downturn in the commercial construction markets. This business continues to make progress in its Transformation efforts and we are focused on remaining cash neutral this fiscal year, by keeping costs low, implementing operational efficiencies, and aggressively pursuing building projects with our value- added products.”

Consolidated Results

The financial highlights for the three- and six-month periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q2010	1Q2010	2Q2009	6M2010	6M2009
Net sales	$448.0	$417.5	$745.4	$865.5	$1,658.6
Operating income (loss)	19.1	(4.5)	(211.6)	14.6	(131.9)
Equity income	15.1	16.1	11.0	31.3	36.0
Net earnings (loss)	23.2	6.7	(164.7)	29.9	(96.0)
Earnings (loss) per share	$0.29	$0.08	$(2.09)	$0.38	$(1.22)

Second quarter sales were $448.0 million, down 40% compared to the same quarter last year, primarily due to lower average selling prices and lower sales volumes. However, operating income improved significantly to $19.1 million compared to an operating loss of $211.6 million for the prior year quarter which included $203.7 million of pre-tax charges related to inventory write-down, goodwill impairment and restructuring. The improvement to operating income was driven by a more favorable spread between selling prices and material costs, and lower manufacturing expenses. Earnings per share of $0.29 for the current quarter compares to a loss of $2.09 in the prior year. The special charges mentioned above reduced prior year earnings per share by $2.10.

In the first six months of this fiscal year, sales were down 48% to $865.5 million, driven largely by the reduction in sales volumes due to the decline in the automotive and construction markets, combined with the decline in the market price of steel, which had reached record levels in the first half of fiscal 2009. Operating income was $14.6 million, up 111% from prior year, which had included the previously mentioned charges.

Quarterly Segment Results

In Steel Processing, quarterly net sales were down 36% to $225.6 million compared to the prior year. Direct tons shipped were down 13% compared to prior year due to declines in automotive and construction, however, several market segments were up, including agriculture, heating and cooling, and infrastructure projects. Toll volumes were down 4% year over year, but up substantially, 40%, from the prior quarter. Operating income improved to $14.7 million from the prior year’s loss of $71.9 million, which included $57.4 million in charges related to inventory write-downs and restructuring. The fiscal second quarter operating income also showed an improvement over the prior quarter’s operating income of $0.8 million.

Metal Framing net sales were down 55% to $80.6 million from the comparable quarter of fiscal 2009. This business has been negatively impacted by dramatically weakened commercial construction markets and pricing pressures. However, operating income improved year over year to $2.8 million, up from the year ago quarter’s loss of $154.0 million, which included $139.3 million in charges related to inventory write-downs, goodwill impairments and restructuring. The business segment also saw improvement from the prior quarter operating loss of $4.3 million.

Pressure Cylinders quarterly net sales, which included $11.9 million in net sales from recent acquisitions, were down 26% to $104.9 million from last year. Operating income decreased 80% from the prior year quarter to $4.1 million, and 31% from the prior quarter. The decline in sales and operating income was primarily due to softness in the European industrial gas business, as Pressure Cylinders posted solid volumes in North America including such retail products as camping cylinders, hand torches, helium and propane cylinders.

Equity income from the Company’s unconsolidated joint ventures was $15.1 million for the second quarter compared to $11.0 million in the year ago quarter. Worthington Armstrong Venture (WAVE), the Company’s joint venture with Armstrong World Industries, continued to perform well, as its income was up slightly despite lower volumes. The joint ventures with ThyssenKrupp (TWB), US Steel (WSP) and Serviacero Planos, S.A. de C.V., also showed improvement over the prior year quarter.

Second Quarter Overview

  The Company continued to pay down debt, $39.2 million during the quarter, to $176.1 million. Interest expense was $2.0 million.

  The Company was in compliance with the covenants under its credit agreement with a debt to capitalization ratio of 26.1% versus a covenant maximum of 55%, and an interest coverage ratio of 10.6X versus a covenant minimum of 3.25X.
  Cash provided by operating activities was $37.9 million for the quarter, and $134.1 million year-to-date.
  Dividends paid to shareholders totaled $7.9 million. Based on the quarter-end stock price, the dividend yielded a 3.4% annualized return.
  Worthington Cylinders purchased California based Structural Composites Industries, LLC (SCI) in September 2009. SCI produces lightweight, aluminum-lined, composite-wrapped, high pressure cylinders including product lines for alternative fuel vehicles using natural gas or hydrogen, which the Company believes will be good additions to the Pressure Cylinders product line.
  Metal Framing entered into a strategic alliance with Bailey Metal Products Limited that includes the sale of its Canadian operations to Bailey. Bailey will exclusively distribute Dietrich’s proprietary and vinyl products in Canada and will license its paper faced metal corner bead product to Metal Framing to manufacture and sell in the United States.
  Metal Framing announced the closing of the Joliet, Ill. facility and is consolidating this operation into the Hammond, Ind. facility. This is the fifth Metal Framing facility that has been closed or idled in the past year, reducing its footprint to 14 locations.
  WAVE’s ceiling grid production facility in India became fully operational in October. It represents the joint venture’s first operations in that market, which has been previously served from WAVE’s Shanghai facility.

Outlook

“Reiterating what we stated at the end of our first quarter, we continue to operate in a historically low demand environment. While we are generally optimistic about the gradual return of the economy, we do not believe we will know how quickly our markets will rebound until the end of the third quarter, at the earliest,” McConnell stated. “We feel very good about Steel Processing’s position and the positive back-to-back quarterly performances it has delivered, as our operational improvements continue to gain momentum. However, we do not anticipate any near term improvement in Metal Framing end markets. The Pressure Cylinders segment is performing well in the U.S., but we expect its European markets will remain challenging through this next quarter. WAVE will continue its focus on maintaining margin and market share despite anticipated lower volumes. We also expect to launch its new DC FlexZone product in the first part of 2010. We will continue to manage our strong balance sheet, while examining attractive opportunities for market share gains and high return acquisitions.”

Other

Dividend Declared

On November 23, 2009, the board of directors declared a quarterly cash dividend of $0.10 per share payable December 29, 2009, to shareholders of record on December 15, 2009.

Conference Call

Worthington will review second quarter results during its quarterly conference call today, January 6, 2010, at 1:30 p.m. Eastern Standard Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2009 fiscal year sales of approximately $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; pressure cylinders products such as propane, oxygen and helium tanks, hand torches, camping cylinders, and scuba tanks; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,300 people and operates 61 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain; projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets, the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from Transformation plans, cost reduction efforts and other new initiatives; expectations for improving earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
Net sales	$447,981	$745,350	$865,508	$1,658,572
Cost of goods sold	380,748	799,769	749,075	1,561,089
Gross margin	67,233	(54,419)	116,433	97,483
Selling, general and administrative expense	48,098	48,340	98,123	111,742
Impairment of long-lived assets	2,703	96,943	2,703	96,943
Restructuring and other expense (income)	(2,661)	11,936	965	20,688
Operating income (loss)	19,093	(211,638)	14,642	(131,890)
Other income (expense):
Miscellaneous income (expense)	(325)	(352)	1,370	(190)
Interest expense	(2,048)	(6,550)	(4,559)	(12,119)
Equity in net income of unconsolidated affiliates	15,138	11,033	31,282	36,043
Earnings (loss) before income taxes	31,858	(207,507)	42,735	(108,156)
Income tax expense (benefit)	7,240	(43,761)	10,522	(13,688)
Net earnings (loss)	24,618	(163,746)	32,213	(94,468)
Net earnings attributable to noncontrolling interest	1,369	908	2,289	1,562
Net earnings (loss) attributable to controlling interest	$23,249	$(164,654)	$29,924	$(96,030)

Basic
Average common shares outstanding	79,096	78,802	79,081	78,910
Earnings (loss) per share attributable to controlling interest	$0.29	$(2.09)	$0.38	$(1.22)

Diluted
Average common shares outstanding	79,109	78,802	79,165	78,910
Earnings (loss) per share attributable to controlling interest	$0.29	$(2.09)	$0.38	$(1.22)

Common shares outstanding at end of period	79,105	78,809	79,105	78,809

Cash dividends declared per share	$0.10	$0.17	$0.20	$0.34

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$69,441	$56,319
Receivables, less allowances of $8,200 and $12,470 at November 30, 2009 and May 31, 2009
	182,558	182,881
Inventories:
Raw materials	127,053	141,082
Work in process	58,218	57,612
Finished products	81,104	71,878
Total inventories	266,375	270,572
Income taxes receivable	6,520	29,749
Assets held for sale	1,343	707
Deferred income taxes	25,052	24,868
Prepaid expenses and other current assets	30,422	33,839
Total current assets	581,711	598,935

Investments in unconsolidated affiliates	105,129	100,395
Goodwill	108,521	101,343
Other intangible assets, net of accumulated amortization of $17,242 and $15,328 at November 30, 2009 and May 31, 2009
	29,528	23,642
Other assets	13,777	18,009
Property, plant and equipment, net	518,014	521,505
Total assets	$1,356,680	$1,363,829

Liabilities and equity
Current liabilities:
Accounts payable	$168,448	$136,215
Notes payable	56,220	980
Accrued compensation, contributions to employee benefit plans and related taxes	41,458	34,503
Dividends payable	7,916	7,916
Other accrued items	43,449	49,488
Income taxes payable	1,266	4,965
Current maturities of long-term debt	19,462	138,013
Total current liabilities	338,219	372,080

Other liabilities	67,819	65,400
Long-term debt	100,400	100,400
Deferred income taxes	84,332	82,986
Total liabilities	590,770	620,866

Shareholders' equity - controlling interest	729,647	706,069
Noncontrolling interest	36,263	36,894
Total equity	765,910	742,963
Total liabilities and equity	$1,356,680	$1,363,829

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
Operating activities
Net earnings (loss) attributable to controlling interest	$23,249	$(164,654)	$29,924	$(96,030)
Adjustments to reconcile net earnings (loss) attributable to controlling interest to net cash provided by operating activities:

Depreciation and amortization	16,432	16,011	32,328	32,379
Impairment of long-lived assets	2,703	96,943	2,703	96,943
Restructuring charges, non-cash	277	2,946	3,100	2,946
Provision for deferred income taxes	(3,696)	(50,915)	(1,303)	(50,171)
Equity in net income of unconsolidated affiliates, net of distributions	(3,638)	2,967	(4,158)	(7,543)
Net earnings attributable to noncontrolling interest	1,369	908	2,289	1,562
Net (gain) loss on sale of assets	(4,441)	152	(4,292)	10
Stock-based compensation	1,176	1,319	2,150	2,603
Excess tax benefits - stock-based compensation	-	-	-	(355)
Gain on aquisition of Piper	232	-	(891)	-
Changes in assets and liabilities:
Receivables	(4,938)	64,170	2,321	79,446
Inventories	(32,379)	209,936	9,398	140,286
Prepaid expenses and other current assets	18,968	(3,770)	19,935	(5,737)
Other assets	65	2,485	184	655
Accounts payable and accrued expenses	21,744	(118,996)	39,056	(113,191)
Other liabilities	751	(2,850)	1,357	(4,808)
Net cash provided by operating activities	37,874	56,652	134,101	78,995

Investing activities
Investment in property, plant and equipment, net	(13,205)	(15,455)	(20,954)	(30,239)
Acquisitions, net of cash acquired	(24,351)	-	(34,064)	(40,225)
Distributions from (investments in) unconsolidated affiliates, net	-	(2,850)	264	(3,138)
Proceeds from sale of assets	14,459	1,858	14,478	5,308
Net cash used by investing activities	(23,097)	(16,447)	(40,276)	(68,294)

Financing activities
Net proceeds from short-term borrowings	(39,219)	(73,589)	55,241	(17,386)
Principal payments on long-term debt	(3)	-	(118,551)	(248)
Proceeds from issuance of common shares	248	(19)	1,340	1,743
Excess tax benefits - stock-based compensation	-	-	-	355
Payments to noncontrolling interest	(856)	(1,536)	(2,920)	(3,216)
Repurchase of common shares	-	-	-	(12,402)
Dividends paid	(7,907)	(13,393)	(15,813)	(26,876)
Net cash used by financing activities	(47,737)	(88,537)	(80,703)	(58,030)

Increase (decrease) in cash and cash equivalents	(32,960)	(48,332)	13,122	(47,329)
Cash and cash equivalents at beginning of period	102,401	74,775	56,319	73,772
Cash and cash equivalents at end of period	$69,441	$26,443	$69,441	$26,443

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
Volume:
Steel Processing (tons)	497	545	898	1,297
Metal Framing (tons)	70	119	153	271
Pressure Cylinders (units)	12,500	10,373	26,420	22,520

Net sales:
Steel Processing	$225,557	$351,565	$407,143	$811,479
Metal Framing	80,575	180,353	176,012	413,285
Pressure Cylinders	104,921	142,400	206,233	290,799
Other	36,928	71,032	76,120	143,009
Total net sales	$447,981	$745,350	$865,508	$1,658,572

Material cost:
Steel Processing	$152,239	$349,800	$282,323	$680,726
Metal Framing	44,232	185,084	102,778	337,879
Pressure Cylinders	45,898	67,839	91,704	137,800

Operating income (loss):
Steel Processing	$14,735	$(71,851)	$15,543	$(27,454)
Metal Framing	2,811	(153,981)	(1,478)	(133,022)
Pressure Cylinders	4,086	20,168	9,977	38,822
Other	(2,539)	(5,974)	(9,400)	(10,236)
Total operating income (loss)	$19,093	$(211,638)	$14,642	$(131,890)

The following provides detail of the restructuring and other expense (income) included in the operating income (loss) by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Pre-tax restructuring and other expense (income) by segment:
Steel Processing	$(304)	$461	$175	$473
Metal Framing	(2,595)	4,370	981	5,650
Pressure Cylinders	7	-	295	7
Other	231	7,105	(486)	14,558
Total restructuring and other expense (income)	$(2,661)	$11,936	$965	$20,688

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com